Exhibit - 4.13 - Forbearance and Waiver Agreement Dated June 5, 2001
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                        FORBEARANCE AND WAIVER AGREEMENT

         THIS FORBEARANCE AND WAIVER AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this "Agreement") is made as of June 5, 2001, and entered into by and among:

     (a)  AMCAST INDUSTRIAL CORPORATION, an Ohio corporation ("Amcast");

     (b) the LIFO Agent, as hereinafter defined, for itself as agent and on behalf of and for the benefit of the LIFO Banks, as hereinafter defined;

     (c) BANK ONE, INDIANA, NATIONAL ASSOCIATION, for itself and as agent on behalf of and for the benefit of the CTC Banks, as hereinafter defined, (the "CTC Agent"); and

     (d)  BANK ONE, INDIANA, NATIONAL ASSOCIATION, ("Bank One").

                                    RECITALS

         WHEREAS, Amcast has entered into a Credit Agreement dated as of August 14, 1997 with the financial institutions listed on Schedule 1 thereto (together with their respective successors and assigns, collectively, the "Existing Banks"), and KeyBank National Association, as Agent for the Existing Banks ("Existing Agent") (as amended and as the same may from time to time be further amended, restated or otherwise modified, the "Existing Credit Agreement");

         WHEREAS, CASTING TECHNOLOGY COMPANY, an Indiana general partnership (together with its successors and assigns, "CTC") has entered into a Creditor and Intercreditor Agreement dated August 26, 1999, with the financial institutions named therein (together with their respective successors and assigns, collectively, the "CTC Banks"), and the CTC Agent (as amended and as the same may from time to time be further amended, restated or otherwise modified or replaced, the "CTC Credit Agreement");

         WHEREAS, in connection with the CTC Credit Agreement, Amcast has executed an Amended and Restated Guaranty Agreement-Bank One dated as of August 26, 1999, in favor of Bank One wherein Amcast has guaranteed all of the indebtedness owing to Bank One under the CTC Credit Agreement, as such guaranty may be amended or replaced, so long as the obligations of Amcast and its subsidiaries (other than CTC) shall not be in excess of the amount of such obligations on the date of this Agreement, the "Amcast Guaranty";

         WHEREAS, certain defaults exist under the Existing Credit Agreement and, as a result thereof certain Events of Default, as defined in the Amcast Guaranty, have occurred under the Amcast Guaranty (collectively, the "Amcast Guaranty Defaults");

         WHEREAS, as a result of the Amcast Guaranty Defaults, a Guarantor Default, as defined in the CTC Credit Agreement, exists under the CTC Credit Agreement and in accordance with the terms and conditions of the CTC Credit Agreement, the CTC Agent, acting on behalf of the CTC Banks, in a letter dated as of April 11, 2001 to CTC (the "Acceleration Notice") has (a) accelerated all of the indebtedness and other obligations under the CTC Credit Agreement, (b) demanded payment from CTC of all amounts due and owing under the CTC Credit Agreement, and (c) declared a default under the Amcast Guaranty;


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         WHEREAS,  in order to provide  Amcast with  temporary  working  capital
while  Amcast   develops  and  implements  a  financial  plan  to  refinance  or
restructure  its  existing   indebtedness,   Amcast  desires  to  enter  into  a
Last-In-First-Out Credit Agreement, dated as of the date hereof with the financial institutions listed on Schedule 1 thereto (together with their successors and assigns, collectively, the "LIFO Banks") and KeyBank National Association, as Agent for the LIFO Banks ("LIFO Agent") (as the same may from time to time be amended, restated or otherwise modified, the "LIFO Credit Agreement");

         WHEREAS, the LIFO Agent and the LIFO Banks are willing to enter into the LIFO Credit Agreement with Amcast only on certain terms and conditions, one of which is that the parties hereto enter into this Agreement; and

         WHEREAS, Amcast, Bank One and the CTC Agent deem it to be in the respective pecuniary and business interests of Amcast, Bank One, the CTC Agent and the CTC Banks for the LIFO Banks to provide loans and other extensions of credit to Amcast pursuant to the LIFO Credit Agreement;

         NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

     SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "CTC Cash Collateral" shall mean One Million Fifty Thousand Dollars ($1,050,000), which amount shall be pledged by Amcast to Bank One to secure the obligations of Amcast to Bank One under the Amcast Guaranty, and held in the CTC Cash Collateral Account.

                  "CTC Cash Collateral Account" shall mean a deposit account opened by Amcast for the benefit of Bank One and located at Bank One.

                  "CTC Documents" shall mean the CTC Credit Agreement, the Security Documents, as defined in the CTC Credit Agreement, the Amcast Guaranty, and the other documents, instruments or agreements executed in connection with the foregoing, as amended and as any of the foregoing may from time to time be further amended, restated or otherwise modified or replaced.

                  "CTC Default" shall mean any Default or Event of Default, as defined in the CTC Credit Agreement, that may now exist or shall hereafter occur, including, but not limited to, any Default or Event of Default that shall exist as a result of the Amcast Guaranty Defaults.


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                  "CTC  Refinancing  Event of  Default"  shall mean any Event of
         Default, as defined in the CTC Credit Agreement to be executed in connection with the refinancing described in Section 6 hereof, that shall occur subsequent to the date of such refinancing.

                  "Subordination Agreement" shall mean the Subordination, Waiver and Consent Agreement, dated as of the date hereof, among various creditors of Amcast, as specified therein.

         SECTION 2. Forbearance. The CTC Agent and the CTC Banks hereby agree to forbear from exercising any of the rights or remedies available to the CTC Agent, the CTC Banks or Bank One under the Amcast Guaranty as a result of the occurrence or existence of any CTC Default for the period from March 4, 2001 through the latest of (a) April 15, 2002, (b) the last day of the Commitment
Period, as defined in the LIFO Credit Agreement, (c) the date of the acceleration of the indebtedness under the Existing Credit Agreement or (d) the date of the irrevocable payment in full of all indebtedness under the LIFO Credit Agreement and termination of all commitments thereunder (whether at maturity, by acceleration or otherwise) (the "Forbearance Period").

         SECTION 3. Waiver of Certain Defaults. In addition to the agreements of CTC Agent and the CTC Banks set forth in Section 2 hereof, effective as of the date hereof, CTC Agent and the CTC Banks hereby waive the Amcast Guaranty Defaults.

         SECTION 4. Rescission of Acceleration Notice. CTC Agent, on behalf of the CTC Banks, hereby rescinds the Acceleration Notice with respect to Amcast. Effective as of the date hereof, no amounts shall be due from Amcast under the Amcast Guaranty. The foregoing shall in no way affect or apply to the Acceleration Notice as it applies to CTC and the indebtedness and other obligations under the CTC Credit Agreement shall continue to be due and payable.

         SECTION 5. CTC Cash Collateral. Concurrently with the execution of this Agreement, Amcast shall deliver the CTC Cash Collateral to Bank One and the same shall be deposited in the CTC Cash Collateral Account. The CTC Cash Collateral and the CTC Cash Collateral Account shall be subject to an Assignment of Deposit Account Agreement consistent with the terms of this Agreement. Notwithstanding anything in any CTC Document to the contrary, Bank One shall not enforce its rights with respect to, or otherwise apply, in whole or in part, the CTC Cash Collateral during the Forbearance Period unless a CTC Refinancing Event of
Default shall have occurred and be continuing. If a CTC Refinancing Event of Default shall occur during the Forbearance Period that results from (a) the failure of CTC to make a scheduled payment of principal (assuming equal principal payments) or interest when due under the note or notes executed in connection with the refinancing (as described in Section 6 hereof) of the indebtedness that exists under the CTC Credit Agreement or (b) a violation of the insolvency/bankruptcy event of default provision, then Bank One shall be entitled to immediately enforce its rights with respect to the CTC Cash Collateral. However, if a CTC Refinancing Event of Default shall occur during the Forbearance Period for any reason not referenced in the foregoing sentence, then Bank One shall only be entitled to enforce its rights with respect to the CTC Cash Collateral upon thirty (30) days' prior written notice to CTC, Amcast, Existing Agent and LIFO Agent. Upon the expiration of the Forbearance Period, Bank One shall be permitted to apply all or part of the CTC Cash Collateral to the payment of any indebtedness due and owing under the Amcast Guaranty.


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         SECTION  6.  Authorization;   CTC  Documents.   The  CTC  Agent  hereby
represents and warrants to the other parties hereto that that CTC Agent is authorized to execute and deliver this Agreement on behalf of the CTC Banks. Except as herein otherwise specifically provided, all provisions of the CTC Documents shall remain in full force and effect and be unaffected hereby. In addition, the parties hereto acknowledge that the CTC Agent and the CTC Banks intend to refinance or restructure the indebtedness evidenced by the CTC Documents. The parties hereto agree that the provisions of this Agreement shall apply to any such refinancing or restructuring, including any facility of Bank One or any of its affiliates and whether or not such facility shall be an agented credit facility. The parties further agree that the loan documents prepared by Bank One or CTC Agent in connection with the aforesaid refinancing shall be drafted such that no CTC Default or CTC Refinancing Event of Default shall exist on the Closing Date of such refinancing.

         SECTION 7. No Waiver of Rights. No waiver shall be deemed to have been made by any party hereunder of any of its rights hereunder unless the same shall be in writing signed on behalf of such party; provided that the LIFO Agent shall have the right to act on behalf of the LIFO Banks in accordance with the terms of the LIFO Credit Agreement. Each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of any party.

         SECTION 8. Successors and Assigns. This Agreement shall be immediately binding upon Amcast, the LIFO Agent, the LIFO Banks, CTC Agent, the CTC Banks and Bank One, and their respective successors and assigns, and shall benefit each of the Creditors, as defined in the Subordination Agreement, and their respective successors and assigns, whether any such person or entity shall be a party hereto.

     SECTION 9. Governing Law. This Agreement shall be construed according to the laws of the State of Ohio, without regard to principles of conflicts of laws.

         SECTION 10. Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertakings of every kind and nature among them with respect to the subject matter hereof.

         SECTION 11. Counterparts. This Agreement may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts and by facsimile signature, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.


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         SECTION  12.  Notice.   All  notices,   requests,   demands  and  other
communications provided for hereunder shall be in writing and mailed or delivered to any party, addressed to the address of such party specified on the signature page of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that notices pursuant to any of the provisions hereof shall not be effective until received.

         SECTION 13. Severability of Provisions; Captions; Attachments. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein an shall be deemed to be a part hereof.

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         SECTION 14. JURY TRIAL WAIVER.  EACH OF THE UNDERSIGNED,  TO THE EXTENT
PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THEM, OR ANY OF THEM, ARISING OUT OF, IN CONNECTION WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY THE ABILITY OF ANY OF THE UNDERSIGNED TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE UNDERSIGNED.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date referenced in the first paragraph of this Agreement.

Address: 7887 Washington Village Dr.        AMCAST INDUSTRIAL CORPORATION
         Dayton, Ohio 45459
         Attn:  President and CEO           By:   /s/ Francis J. Drew
                                            Name:     Francis J. Drew
                                            Title:    Vice President


Address: 100 E. Broad Street                BANK ONE INDIANA, N.A.,
         Columbus, OH  43215                   as CTC Agent, on behalf of the
         Attn: Michael A. Reeves               CTC Banks, as a CTC Bank, and on
                                               its own behalf

                                            By:  /s/ Michael A. Reeves
                                            Name:    Michael A. Reeves
                                            Title:   Vice President


Address: 127 Public Square                  KEYBANK NATIONAL ASSOCIATION,
         Cleveland, Ohio 44114                as LIFO Agent for and on behalf of
         Attn: Alan Ronan                     the LIFO Banks

                                            By:   /s/ Alan J. Ronan
                                            Name:     Alan J. Ronan
                                            Title:    Senior Vice President